Exhibit 1.01

ASML HOLDING N.V.
Conflict Minerals Report
For The Year Ended December 31, 2017

This Conflict Minerals Report for ASML Holding N.V. (“ASML”, “we”, “us” or “our”) covers the reporting period from January 1, 2017 to December 31, 2017, and is filed in accordance with Rule 13p-1 of the Securities Exchange Act of 1934 and Section 1502 of the Dodd-Frank Act.

This Conflict Minerals Report is filed as Exhibit 1.01 to our Specialized Disclosure Report on Form SD and is also posted on our website at www.asml.com.

In an effort to curb the violence and exploitation occurring in the Democratic Republic of the Congo (“DRC”) and adjoining regions, the Securities and Exchange Commission (“SEC”) adopted rules pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Section 1502 of the legislation addresses Conflict Minerals and requires companies to publicly disclose information related to the use in their products of minerals originating in the DRC and the countries adjoining the DRC (“Covered Countries”), including the Central African Republic, South Sudan, Zambia, Angola, Republic of the Congo, Tanzania, Burundi, Rwanda and Uganda. The minerals subject to the SEC’s disclosure requirements, referred to as “Conflict Minerals” are columbite-tantalite (coltan), cassiterite, wolframite, gold and their derivatives, namely tin, tantalum and tungsten (“3TG”).
Consistent with guidance of the SEC, we have not obtained an independent private sector audit of this Conflict Minerals Report.
Business Overview
ASML designs, develops, integrates, markets and services advanced lithography systems used by our customers—the major global integrated circuit manufacturers—to create chips that power a wide array of electronic, communication and information technology products. Our product development strategy focuses on the development of product families based on a modular, upgradeable design and encompasses our PAS 5500, TWINSCAN, TWINSCAN NXE lithography systems and YieldStar enhancement systems.
Our PAS 5500 lithography systems (which we no longer manufacture but continue to refurbish), comprise advanced wafer steppers and Step-and-Scan systems equipped with i-line, KrF and ArF light sources for processing wafers up to 200 mm in diameter and are employed in volume manufacturing and in special applications to achieve semiconductor design nodes requiring imaging at a resolution down to 90 nm.
The modular, upgradeable design philosophy of the PAS 5500 product family has been further refined and applied in the design of our TWINSCAN lithography systems, which are the basis of our current and next-generation Step-and-Scan systems. TWINSCAN systems are equipped with i-line, KrF and ArF light sources for processing wafers up to 300 mm in diameter and are capable of extending semiconductor shrink technology down to 38 nm and beyond with multiple patterning techniques. The dual-stage advantage of TWINSCAN immersion systems enables our customers to benefit from the process enhancement of immersion while continuing to use familiar and proven technology. ASML’s TWINSCAN NXE platform is the industry’s first production platform for extreme ultraviolet lithography (EUVL), currently offering 13 nm resolution with off-axis illumination and 2.0 nm match machine overlay performance.

In addition, we continuously develop and sell a range of product options and enhancements, including the YieldStar system, designed to increase semiconductor manufacturing productivity and improve imaging and overlay to optimize value of ownership over the entire lifecycle of our systems.
Certain 3TG minerals are necessary to the functionality and production of our products. For example, gold is used in coating critical electronic connectors to enhance connectivity performance. Each system also contains tin, used for welding electronic components on printed circuit boards and also within a critical component of our systems with the latest technology. Although certain 3TG minerals are necessary to the functionality and production of our products, we believe that these 3TG minerals are insignificant in terms of volume relative to other parts and components of the systems we produce.
We outsource the majority of components that are needed to produce our systems, and we are only able to determine whether the 3TG minerals included in our systems are derived from a Covered Country through information provided to us by our suppliers.
Summary of ASML’s Approach
ASML’s approach to Conflict Minerals is consistent with the framework promulgated by the Organization for Economic Co-operation and Development and its Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and is reported herein in line with the most recent guidance from the SEC on conflict mineral reports.
Since the Dodd-Frank legislation relating to Conflict Minerals became effective, ASML has taken a number of steps to adhere to the relevant SEC regulations and OECD Guidance, and has implemented a conflict minerals compliance program consisting of three (3) pillars which are important to highlight:
•	Due diligence based in a Reasonable Country of Origin Inquiry (RCOI), with a view to promoting awareness of the usage of 3TG by ASML and to transparency in the 3TG supply chain;
•	Internal policies and external communication which reinforce our commitment to responsible 3TG practices; and
•	Continued collaboration and encouragement of our suppliers and other OEMs to source responsibly.
Reasonable Country of Origin Inquiry
The Company conducted a RCOI to ascertain if any 3TG minerals in its products originated in the Covered Countries.
Our RCOI primarily consisted of conducting a supply chain survey using the reporting template provided by the Responsible Business Alliance and the Global e-Sustainability Initiative.
We also utilized resources provided by the Conflict-Free Sourcing Initiative (“CFSI”), including the Conflict-Free Smelter Program (“CFSP”). The CFSP uses a third-party audit firm to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials, which provides additional country of origin information.
Due to the incomplete nature of the data available from our supply chain, which is a result of the 3TG supply chain complexity and the limited number of certified conflict free smelters for all Conflict Minerals, we are unable to determine the precise origin of the 3TG minerals which are included in our products. We plan to continue our efforts to trace the origins of the 3TG minerals within the supply chain as required by U.S. securities laws.

Website Availability
The Conflict Minerals Report is filed as Exhibit 1.01 to our Specialized Disclosure Report on Form SD and is also publicly available on our website at www.asml.com.

Forward Looking Statements

This document contains statements that are forward-looking, including statements relating to our compliance efforts, including with respect to due diligence, internal policies and communications and continued collaboration and encouragement of suppliers and other OEMs to source responsibly our plans to continue our efforts to trace the origins of the 3TG minerals within the supply chain as required by U.S. securities laws.. You can generally identify these statements by the use of words like “may”, “will”, “could”, “should”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “intend”, “continue” and variations of these words or comparable words.
Forward-looking statements do not guarantee future performance and involve risks and uncertainties. These risks and uncertainties include, changes in our reporting obligations under the Conflict Minerals rules, our ability to implement certain processes and policies, our ability to obtain information from our suppliers, our ability to implement our due diligence procedures, policies and communications and effectively encourage our suppliers and other OEMS to source responsibly and other risks indicated in the risk factors included in ASML’s Annual Report on Form 20-F and its other filings with the US Securities and Exchange Commission. These forward-looking statements are made only as of the date of this document. ASML does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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